UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

September 29, 2004

TOYOTA MOTOR CREDIT CORPORATION

(Exact name of registrant as specified in its charter)

California	1-9961	95-3775816
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

19001 So. Western Avenue
Torrance, California		90501

(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (310) 468-1310

            Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

Toyota Motor Credit Corporation (“TMCC”) renewed its U.S. $20 billion Euro Medium-Term Note Program (the “EMTN Program”) on September 29, 2004. Under the EMTN Program, TMCC may issue unsecured notes (“notes”) with such terms, including currency, rate and maturity, as agreed by TMCC and the purchasers of such notes at the time of sale. The notes are issued pursuant to the terms of a Fourth Amended and Restated Agency Agreement, dated October 1, 2002, as amended by Amendment No. 1 dated September 30, 2003 and Amendment No. 2 dated September 29, 2004, by and among TMCC, JPMorgan Chase Bank, London Branch and the other paying agents named therein.

Notes are issued under the EMTN Program pursuant to Regulation S under the Securities Act of 1933, as amended (the “Act”), are not registered under the Act, and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons absent registration or an applicable exemption from the registration requirements of the Act.

Since July 31, 2004, TMCC has issued approximately U.S. $900 million fixed rate notes under the EMTN Program. These notes were originally issued in British Pounds Sterling and U.S. Dollars and have terms ranging from approximately 2 years to approximately 5 years, and interest rates ranging from 3.08% to 5.25%.

As of September 29, 2004 and after consideration of the notes discussed above, there is approximately U.S. $13.6 billion (or its equivalent in other currencies) in principal amount of notes outstanding under the EMTN Program, leaving approximately U.S. $6.4 billion available for issuance under this Program.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits.

Exhibit No.	Description
4.3(c)	Amendment No. 2 to the Fourth Amended and Restated Agency Agreement, dated September 29, 2004, among TMCC, JPMorgan Chase Bank and JPMorgan Bank Luxembourg, S.A.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TOYOTA MOTOR CREDIT CORPORATION

Date: October 4, 2004	By: /s/ JOHN F. STILLO
John F. Stillo Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
4.3(c)	Amendment No. 2 to the Fourth Amended and Restated Agency Agreement, dated September 29, 2004, among TMCC, JPMorgan Chase Bank and JPMorgan Bank Luxembourg, S.A.